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                                                                       Exhibit 5


May 3, 2000



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

This opinion is furnished in connection with the registration by Alcoa Inc. (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 5,564,789 shares of common stock, $1.00 par value, of the Company (the "Shares"), which are to be offered and sold by the Company through the following plans: the Reynolds Metals Company 1999 Nonqualified Stock Option Plan, the Reynolds Metals Company 1996 Nonqualified Stock Option Plan, the Reynolds Metals Company 1992 Nonqualified Stock Option Plan and the Reynolds Metals Company 1987 Nonqualified Stock Option Plan (collectively, the "Plans").

As Senior Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plans, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,



/s/ Denis A. Demblowski
Denis A. Demblowski
Senior Counsel